Exhibit 23.3

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report entitled Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania, East Africa with an effective date June 26, 2018 filed on Form 6-K for July 2018 filed with the SEC on July 30, 2018 and incorporated by reference to this Registration Statement, and to the reference of us as an expert in the prospectus, which is part of this Registration Statement.

Virimai Projects (Virimai)

/s/ Wenceslaus Kutekwatekwa

Dated: August 20, 2018